Exhibit 99.1

3033 Campus Drive Suite E490 Plymouth, MN 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:	Linda Thrasher, 763-577-2864

INVESTOR CONTACT:	Douglas Hoadley, 763-577-2867

MOSAIC EXPECTS TO FILE FOR EXTENSION TO SECOND QUARTER

FORM 10-Q FILING DATE DUE TO NEW ENTERPRISE RESOURCE

PLANNING SYSTEM

PLYMOUTH, MN, January 4, 2007 – The Mosaic Company (NYSE: MOS) announced today that it will take additional time to complete its unaudited interim financial statements for the fiscal quarter ended November 30, 2006. As a result, Mosaic will not be able to release financial results by January 9, 2007, as previously scheduled, and will file a notification of late filing with the Securities and Exchange Commission (“SEC”) with respect to the filing of its quarterly report on Form 10-Q for the fiscal quarter ended November 30, 2006.

Mosaic stated that the additional time is necessary to complete its first quarterly financial consolidation process using its new enterprise resource planning (“ERP”) system, which was implemented in October 2006.

“Our new ERP system is working well on many fronts, especially with respect to standard sales transactions,” stated Larry Stranghoener, Mosaic’s Executive Vice President and Chief Financial Officer. “Our first financial consolidation under the new system, however, has proved to be challenging and we are therefore taking additional time to accurately complete our financial statements and permit our external auditor to complete its review procedures. We expect our newly implemented ERP system to streamline the completion of our reporting requirements in the future and improve our internal control over financial reporting. We are working diligently to complete our 10-Q filing by January 16, 2007, which is within the extension period permitted under SEC rules. Should we determine that we are unable to file within this time period, we will update the market accordingly,” Stranghoener added.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. For the global agriculture industry, Mosaic is a single source of phosphates, potash, nitrogen fertilizers and feed ingredients. More information on the company is available at www.mosaicco.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to, our successful completion of analyses and other procedures, in addition to those currently available through our new ERP system, to assure that our interim financial statements are prepared in accordance with accounting principles generally accepted in the United States and the rules of the SEC applicable to our interim financial statements, our expectations about the time necessary for our auditors to complete their review of our interim financial information and our quarterly report on Form 10-Q, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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